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                                                                  EXHIBIT (a)(9)

                                            United States Stock Option Agreement

                              REDBACK NETWORKS INC.
          1999 Stock Incentive Plan Nonstatutory Stock Option Agreement

Tax                 This option is a nonqualified option under Section 422 of
Treatment           the United States Internal Revenue Service Code.

Vesting This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant.

                    In addition, this option becomes exercisable in full if your service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of death. If your service as an employee, consultant or director of the Company (or a subsidiary of the Company) terminates because of total and permanent disability, then the exercisable portion of this option will be determined by adding 12 months to your actual period of service.

                    No additional shares become exercisable after your service as an employee, consultant or director of the Company or a subsidiary of the Company has terminated for any other reason.

Term This option expires in any event at the close of business at Company headquarters on the day before the 5th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

Regular             If your service as an employee, consultant or director of
Termination         the Company or a subsidiary of the Company terminates for
                    any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.

Death If you die as an employee, consultant or director of the Company or a subsidiary of the Company, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability          If your service as an employee, consultant or director of
                    the Company or a subsidiary of the Company terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date six months after your termination date.

                    For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves              For purposes of this option, your service does not terminate
of Absence          when you go on a military leave, a sick leave or another
                    bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But your service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions        The Company will not permit you to exercise this option
on Exercise         if the issuance of shares at that time would violate any law or regulation.

Notice              When you wish to exercise this option, you must notify the
of Exercise         Company by filing the proper "Notice of Exercise" form at
                    the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship).
                    The notice will be effective when it is received by the Company.

                    If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

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Form                When you submit your notice of exercise, you must include
of Payment          payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

                    o Your personal check, a cashier's check or a money order.

                    o Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

                    o Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

                    o Irrevocable directions to a securities broker or lender approved by the Company to pledge option shares as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

Withholding         You will not be allowed to exercise this option unless you
Taxes and Stock     make arrangements acceptable to the Company to pay any
Withholding         withholding taxes that may be due as a result of the option exercise. These arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions        By signing this Agreement, you agree not to sell any option
on Resale           shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

Transfer            Prior to your death, only you may exercise this option. You
of Option           cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

                    Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Retention           Your option or this Agreement do not give you the right to
Rights              be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Stockholder         You, or your estate or heirs, have no rights as a
Rights              stockholder of the Company until you have exercised this
                    option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

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Adjustments         In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable          Law This Agreement will be interpreted and enforced under
                    the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and        The text of the Plan is incorporated in this Agreement by
Other               reference.
Agreements
                    This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

      BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE
             TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.